Exhibit 99.1

Intrepid Potash Announces Appointment of Mary McBride to Board of Directors

DENVER, CO; April 24, 2020 - Intrepid Potash Inc. (NYSE:IPI) (“Intrepid”) today announced the appointment of Mary McBride as a new independent director to Intrepid’s Board of Directors (the “Board”), effective May 19, 2020. She will replace J. Landis Martin who announced his retirement, effective the same day, earlier this year. Ms. McBride brings additional financial, agricultural and oil and gas experience to the Board.

“The depth of Mary’s banking experience serving customers across the agriculture, fertilizer, animal feed, and oil and gas industry is a natural fit for a diversified company like Intrepid.” said Bob Jornayvaz, Intrepid’s Executive Chairman, President, and CEO. “Mary, through her distinguished career, has experience managing the commodity price cycles in agriculture and energy, and will bring that experience to the board. We believe her expertise and leadership will benefit Intrepid and its shareholders greatly.”

Ms. McBride is a senior banking executive with over 30 years of experience and leadership in commercial banking. In her banking career, she covered a variety of industries with a focus on agriculture markets, and has experience working with companies in agricultural production, processing, marketing, and fertilizer, as well as the oil and gas industry. She joined CoBank, ACB in 1993 and most recently served as president from 2013 to 2016 prior to her departure from the organization in December 2016. Prior to her term as president, Ms. McBride served as the chief operating officer and chief banking officer at CoBank, ACB. Prior to CoBank, ACB, she worked for First Interstate Bank of Denver and the First National Bank of Boston. Ms. McBride currently serves as an independent director for CatchMark Timber Trust, Inc. where she serves as the Audit Committee Chair and on the Compensation and Nominating/Governance Committees.

About Intrepid:

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Contact:

Matt Preston, Vice President of Finance

Phone: 303-996-3048

Email: matt.preston@intrepidpotash.com

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